Exhibit 99.1

Terayon’s Euro-DOCSIS 2.0-Based Cable Data System Deployed by Austria’s
Second Largest Cable Television Operator

Santa Clara, California – September 17, 2003 – Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading provider of broadband solutions, today announced that Liwest, the second largest cable television operator in Austria, is using Terayon’s complete Euro-DOCSIS 2.0 (Data Over Cable Service Interface Specification) based cable data system to deliver its “24Speed” broadband service. The Euro-DOCSIS 2.0 cable broadband specification is based on the North American DOCSIS 2.0® specification and is optimized for European cable networks.

     “Euro-DOCSIS 2.0 is a key component of our business strategy that supports our ongoing efforts to minimize capital and operating expenses while enabling us to enhance our 24Speed service with the cable telephony and other advanced broadband services that we plan to offer,” said Nicholas Sridharan, president of Liwest. “Our migration to Euro-DOCSIS 2.0 from the proprietary Terayon solution and Euro-DOCSIS 1.0 was straightforward and allowed us to immediately realize many of the benefits of 2.0 without interim steps. Furthermore, we are prepared to deliver services requiring the Quality of Service (QoS) features of Euro-DOCSIS 1.1 as 2.0 includes all the capabilities of 1.1.”

     Twenty-six of Terayon’s BW 3200 CMTSs (Cable Modem Termination System) have so far been deployed in Liwest’s headend facilities in the area around Linz, Austria’s second largest city with approximately 100,000 Liwest subscribers. These CMTSs are controlling and interoperating with Terayon’s TJ 720x cable modems that are being installed in subscribers’ homes. This forms an end-to-end system for the delivery of high-speed Internet access and other broadband services that are enabled by the greater two-way bandwidth of Euro-DOCSIS 2.0.

     “Using Euro-DOCSIS 2.0 to deliver its 24Speed service is a clear example of Liwest’s intent to remain at the cutting edge of broadband service delivery,” said Kishore Manghnani, vice president of marketing for Terayon. “The worldwide momentum for Euro-DOCSIS 2.0 and DOCSIS 2.0 is growing as deployments increase with cable operators recognizing their substantial performance and economic advantages. For instance, deploying a DOCSIS 2.0 CMTS today instead of non-2.0 CMTS can result in capital expenditure savings of up to 40% in the first year, and operational cost savings of as much as 40% over three years.”

     DOCSIS 2.0 and Euro-DOCSIS 2.0 are the latest cable broadband specifications respectively developed for North American and European cable networks. They incorporate all the advanced security and QoS capabilities of the previous versions and are updated with the addition of advanced physical layer technologies. These technologies enable the delivery of broadband services over cable operators’ existing network infrastructures without costly upgrades. This helps operators reduce their capital and operational costs as they roll out new services or expand the penetration of their existing services.

     The advanced physical layer technologies of DOCSIS 2.0 and Euro-DOCSIS 2.0 also increase maximum upstream throughput by as much as three times compared to previous versions. This greater upstream capacity enables operators to improve the performance of their existing broadband services and to offer telephony, online gaming, peer-to-peer computing and other services requiring substantial upstream bandwidth. Delivering new broadband services is increasingly important for operators worldwide as competition from satellite and DSL increase.

About Terayon’s Euro-DOCSIS 2.0 Based System

     Terayon’s end-to-end Euro-DOCSIS 2.0-based cable data system has three components: the TJ 720x cable modem, the BW 3500 or BW 3200 model CMTS, and the TMC (Terayon Management Center) network management software.

     In a system configuration, TJ 720x modems are installed in individual subscribers’ homes and interoperate with a BW 3500 or BW 3200 CMTS deployed in a cable operator’s headend – the central point of a cable network.

     The BW 3500 is a scalable, carrier-class CMTS for operators’ most demanding broadband applications, and is the only CMTS qualified to meet the DOCSIS 2.0 and PacketCable™ 1.0 specifications. Complementing the BW 3500 is the compact BW 3200, which is suited for smaller cable systems or large, segmented systems.

     The final component of Terayon’s Euro-DOCSIS 2.0-based cable data system is the TMC network management system. It is a single, integrated software solution for managing, configuring and provisioning Terayon’s CMTSs and any DOCSIS modem. It has advanced fault management, performance monitoring and network troubleshooting features to provide operators with greater visibility into the “last mile” of their networks.

About Terayon

     Terayon Communication Systems, Inc. provides innovative broadband systems and solutions for the delivery of advanced, carrier-class voice, data and video services that are deployed by the world’s leading cable television operators. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the Nasdaq under the symbol TERN. Terayon can be found on the web at www.terayon.com.

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“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995:
 Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including Terayon’s ability to gain new business; Terayon’s ability to develop new, technologically advanced products; the performance capabilities of the TJ 720x cable modem, the BW 3500 CMTS and the BW 3200 CMTS; the reliability and capabilities of Euro-DOCSIS 2.0; the acceptance of Terayon’s new products in the market; the sales of Terayon’s new products; the expansion of operations by Terayon’s customers and the deployment of Terayon’s products in specific markets; as well as the other risks detailed from time to time in Terayon’s filings with the Securities and Exchange Commission.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.